Exhibit 99.1

NEWS RELEASE

HECLA REPORTS 22% HIGHER SILVER AND 4% HIGHER GOLD PRODUCTION, LOWER DEBT, GROWING CASH BALANCES

Union ratified Lucky Friday Labor Agreement

FOR IMMEDIATE RELEASE

January 07, 2020

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary silver and gold production results¹ for the fourth quarter and full year 2019 as well as a significant reduction of net debt and an increase in cash position. The Lucky Friday Union workers have ratified the collective bargaining agreement, reversing the result of the vote held in early December, and many of the workers are expected to return to work.

2019 HIGHLIGHTS

●	Silver production of 12.6 million ounces, an increase of 22% and gold production of 272,873 ounces, an increase of 4%. The gold production in 2019 was the highest in Hecla’s history.
●	Silver equivalent production of 47.2 million ounces and gold equivalent production of 549,172 ounces.[2]
●	Year-end cash and cash equivalents of approximately $62 million.
●	Net debt reduction of approximately $136 million, or 23%, from the net debt high mid-2019.
●	Generated sufficient free cash flow to fully repay the $50 million drawn from the revolving line of credit at the end of the third quarter.
●	Raised approximately $49 million from issuing 21.4 million shares from the At The Market (“ATM”) facility in the fourth quarter.
●	Exchanged $31 million of debt owed to Ressources Québec for 10.7 million shares of common stock and their option to be allocated up to $35 million of a new bond offering.
●	Union workers at Lucky Friday ratified the collective bargaining agreement and many are expected to return to work.

“2019 marked a year of higher metal production and in the second half of the year, strong cash flow generation and an improved balance sheet,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “While gold & silver prices have increased, Greens Creek’s record silver production combined with the most gold production in Hecla’s history were the primary reasons for the cash flow strength.”

We are pleased that the union has ratified the collective bargaining agreement at Lucky Friday and are expected to return to work. While this has been a challenging time for the mine and the local community, we believe the return of the workforce will help it reach full production by year-end 2020 and help the Silver Valley community,” Mr. Baker added.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the year as follows: $16.20 for Ag, $1,392 for Au, $0.91 for Pb, and $1.16 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Greens Creek

At the Greens Creek mine in 2019, 9.9 million ounces of silver and 56,624 ounces of gold were produced. For the fourth quarter, 2.7 million ounces of silver and 15,356 ounces of gold were produced. Silver production for 2019 was the highest it has been since Hecla acquired 100% ownership of the mine in 2008. The mill operated at an average of 2,318 tons per day (tpd) in 2019, which was a record.

Casa Berardi

At the Casa Berardi mine in 2019, 134,409 ounces of gold were produced, including 27,588 ounces from the East Mine Crown Pillar pit. For the fourth quarter, 34,793 ounces of gold were produced including 8,287 ounces from the East Mine Crown Pillar pit. As expected, gold production for the year was lower compared to 2018, which was the highest annual gold production at Casa Berardi since Hecla acquired it in mid-2013. Gold production for the fourth quarter was within 3% of the ounces produced in the fourth quarter of 2018. The mill operated at an average of 3,776 tpd in 2019.

San Sebastian

At the San Sebastian mine in 2019, 1.9 million ounces of silver and 15,673 ounces of gold were produced. For the fourth quarter, 422,434 ounces of silver and 3,897 ounces of gold were produced. If the Hugh Zone metal production is included, silver equivalent production for the year is the same as 2018. The mill operated at an average of 479 tpd in 2019.

Nevada Operations

At the Nevada operations in 2019, 66,167 ounces of gold and 181,741 ounces of silver were produced. For the fourth quarter, 20,727 ounces of gold and 21,476 ounces of silver were produced. Ore was processed at an average of 576 tpd.

Lucky Friday

At the Lucky Friday mine, 625,432 ounces and 208,977 ounces of silver were produced for the year and the fourth quarter, respectively. Limited production and capital improvements, performed by salaried staff, and limited shipments of concentrate occurred in the fourth quarter. The Company anticipates re-staffing of the mine to take place in stages, with a ramp-up to full production levels expected by the end of 2020.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

PRODUCTION SUMMARY

	Fourth Quarter Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018		December 31, 2019	December 31, 2018
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver (oz)	3,404,475	2,715,385	25%	12,597,722	10,369,503	22%
Gold (oz)	74,773	70,987	5%	272,873	262,103	4%
Lead (tons)	6,778	4,704	44%	24,184	20,091	20%
Zinc (tons)	16,188	13,711	18%	58,860	56,023	5%
Greens Creek – Silver (oz)	2,741,090	2,163,563	27%	9,890,125	7,953,003	24%
Greens Creek – Gold (oz)	15,356	13,097	17%	56,624	51,493	10%
Lucky Friday – Silver (oz)	208,977	13,026	1,504%	625,432	169,041	270%
San Sebastian – Silver (oz)	422,434	443,302	(5)%	1,868,884	2,037,072	(8)%
San Sebastian – Gold (oz)	3,897	2,928	33%	15,673	14,979	5%
Casa Berardi – Gold (oz)	34,793	35,864	(3)%	134,409	162,744	(17)%
Nevada Operations – Silver (oz)	21,476	88,156	(76)%	181,741	172,301	N/A
Nevada Operations – Gold (oz)	20,727	19,099	9%	66,167	32,887	N/A

STRENGTHENING THE BALANCE SHEET

Cash and cash equivalents were approximately $62 million at December 31, 2019, with the revolving line of credit undrawn. The net debt has been reduced by approximately $136 million, or 23%, since June 30, 2018.

On December 18, 2019, the Company entered into an exchange agreement with Ressources Québec in which it issued 10,654,856 shares of the Company’s common stock as prepayment of approximately $30.5 million of Series 2018-A Senior Notes due May 1, 2021. Ressources Québec has the option to participate up to $35 million (or more as the parties may decide) in any future offering of debt securities as part of any refinancing of the outstanding 6.875% Senior Notes due 2021.

The Company issued 21.4 million shares under its At The Market (“ATM”) facility in the fourth quarter for net proceeds of $49.0 million.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with operating mines in Quebec, Canada and Nevada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada, and Mexico.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3

Cautionary Statements Regarding Preliminary Results

All measures of the Company's fourth quarter and year-end 2019 operating and financial results contained in this news release, including cash and cash equivalents, are preliminary and reflect the Company’s expected results as of the date of this news release. Actual reported fourth quarter and year-end 2019 results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitation, (i) estimates of silver production for the fourth quarter and year-end 2019 on a consolidated basis and at each of the Greens Creek, Lucky Friday, San Sebastian and Nevada Operations mines; (ii) fourth quarter and year-end 2019 gold production at Casa Berardi and Nevada Operations; (iii) year-end cash position, cash flow generation as well as repayment of the revolving line of credit; (iv) return to work of unionized employees at Lucky Friday and (v) ramping up of Lucky Friday to full production in 2020. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	4